Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING SECURES NEW

$2.15 BILLION SENIOR SECURED CREDIT FACILITIES

- Includes $700 Million Revolver Maturing July 2016, $700 Million Term Loan A

Maturing July 2016, and $750 Million Term Loan B Maturing July 2018 -

Wyomissing, PA, (July 19, 2011) - Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it secured $2.15 billion of senior secured credit facilities which include (i) a $700 million five year revolving credit facility, (ii) a $700 million five year Term Loan A, and (iii) a $750 million seven year Term Loan B.  The new senior secured credit facilities replace the Company’s existing $640.6 million revolving credit facility due July 2012 and $1.52 billion secured Term Loan B facility due October 2012.

Penn National’s new senior secured credit facilities extend the Company’s existing maturities, improve financial flexibility, and continue to allow for debt and equity repurchases (as authorized by the Board of Directors).  Reflecting the new senior secured credit facilities, Penn National’s credit structure is comprised of:

•                  $700 million revolving credit facility (nothing drawn at closing) due July 2016 and currently priced at 175 basis points over LIBOR;

•                  $700 million Term Loan A due July 2016 and currently priced at 175 basis points over LIBOR;

•                  $750 million Term Loan B due July 2018 and priced at 275 basis points over LIBOR subject to a LIBOR floor of 100 basis points;

•                  $250.0 million in principal of 6¾% Senior Subordinated Notes due August 2015; and,

•                  $325.0 million in principal of 8¾% Senior Subordinated Notes due March 2019.

Under the terms of the new senior secured credit facilities, Penn National has the ability to increase the amounts of the facilities at prevailing market rates, subject to obtaining commitments from lenders, pro forma compliance with financial covenants and other customary conditions.  Financial maintenance covenants will remain the same as in the previous agreement, with no future step downs.  The facilities provide the Company with increased flexibility to make investments and eliminate limits on the Company’s capital expenditures.

-more-

William J. Clifford, Chief Financial Officer of Penn National Gaming commented, “The new senior secured credit facilities acknowledge the Company’s financial strength, liquidity and strong cash flows and reflect our continued focus on actively and conservatively managing our capital structure to provide the financial flexibility to support our near- and long-term growth initiatives.  The refinancing of our core credit facilities establishes Penn National with one of the most attractive costs of capital in the gaming industry.  Our leverage ratios remain well below industry averages and we continue to ensure that the Company has access to capital at rates which allow us to pursue a diverse range of opportunities to enhance shareholder value.  With the opening next year of three full casinos we will further diversify our sources of cash flow which will allow us to maintain attractive leverage ratios and high levels of liquidity.”

Bank of America Merrill Lynch, Commerz Markets LLC, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC acted as joint lead arrangers with Wells Fargo Bank, National Association acting as administrative agent.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-six facilities in eighteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 29,000 gaming machines, approximately 600 table games, 2,400 hotel rooms and 1.1 million square feet of gaming floor space.

Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first quarter of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation and/or enforcement of contingent settlement agreements; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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